For Further Information Contact:

First Internet Bancorp

Paula Deemer

(317) 428-4628

investors@firstib.com

First Internet Bancorp Announces Third Quarter Dividend

INDIANAPOLIS, IN – July 22, 2014 – The Board of Directors of First Internet Bancorp (NASDAQ: INBK) has declared a cash dividend for the third quarter of 2014 of $0.06 per common share. The dividend is payable on October 15, 2014 to shareholders of record at the close of business on September 30, 2014.

Future declarations of dividends are subject to approval of the Board of Directors and will depend on the Company’s results of operations, financial condition and other factors considered relevant by the board.

About First Internet Bancorp
First Internet Bancorp (NASDAQ: INBK) became the parent company of First Internet Bank of Indiana in 2006. For more information about the Bancorp, please visit www.firstinternetbancorp.com.

About First Internet Bank of Indiana
First Internet Bank of Indiana opened for business in 1999 as the first state-chartered, FDIC-insured institution to operate solely via the Internet and has customers in all 50 states. Deposit services include checking accounts, regular and money market savings accounts with industry-leading interest rates, CDs and IRAs. First Internet Bank also offers consumer loans, conforming mortgages, jumbo mortgages, construction loans, home equity loans and lines of credit, commercial real estate loans, commercial and industrial loans, and asset-based lending. In the past year, First Internet Bank was named one of the Best Banks to Work For by American Banker Magazine, a Top Workplace by The Indianapolis Star, and the top Online Originator by Mortgage Technology. For more information about the Bank, please visit www.firstib.com. The bank is a wholly owned subsidiary of First Internet Bancorp.

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